As filed with the Securities and Exchange Commission on August 1, 2013
Registration No. 333-158798

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHAZAR CORP.
(Exact name of registrant as specified in its charter)

Delaware	75-1907070
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 S.E. 25th Avenue Mineral Wells, Texas	76067
(Address of Principal Executive Offices)	(Zip Code)

PHAZAR CORP. 2009 Equity Incentive Plan
(Full title of the plan)

Robert E. Fitzgerald
President and Chief Executive Officer
PHAZAR CORP.
101 S.E. 25th Avenue
Mineral Wells, Texas  76067
(Name and address of agent for service)

(940) 325-3301
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

[ ] Large accelerated filer	[ ] Accelerated filer
[ ] Non-accelerated filer (Do not check if a smaller reporting company)	[X] Smaller reporting company

DEREGISTRATION OF SECURITIES

PHAZAR CORP., a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to deregister shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that were originally registered pursuant to the Company’s Registration Statement on Form S-8 (File No. 333-158798) that was filed with the Securities and Exchange Commission on April 27, 2009 (the “Registration Statement”).  The Registration Statement registered shares of Common Stock to be offered and sold pursuant to the PHAZAR CORP. 2009 Equity Incentive Plan (the “Plan”).

On July 31, 2013, pursuant to the Agreement and Plan of Merger, dated as of March 13, 2013 (the “Merger Agreement”), by and among the Company, QAR Industries, Inc., a Texas corporation (“Parent”), and Antenna Products Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.  Pursuant to the Merger Agreement, at the effective time of the Merger, each  share of Common Stock that was outstanding immediately prior to the effective time, other than shares held by Robert E. Fitzgerald and by Concorde Equity II, LLC, a Delaware limited liability company controlled by Mr. Fitzgerald, converted into the right to receive $1.25 in cash.  In addition, pursuant to the Merger Agreement, at the effective time of the Merger, each option to purchase shares of Common Stock granted pursuant to the Plan that was outstanding immediately prior to the effective time was cancelled as of the effective time.

As a result of the Merger, the Company has terminated the offering of Common Stock pursuant to the Registration Statement.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mineral Wells, State of Texas, on the 1st day of August, 2013.

PHAZAR CORP.

By:	/s/ Robert E. Fitzgerald
Robert E. Fitzgerald
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Robert E. Fitzgerald	/s/ Deborah Inzer
Robert E. Fitzgerald	Deborah Inzer
President, Chief Executive Officer and Director	Vice President and Chief Financial Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)

Date: August 1, 2013	Date: August 1, 2013